Filed Pursuant to Rule 424(b)(3)
Registration No. 333-13160

PRICING SUPPLEMENT NO. 8 dated September 23, 2003
(To Prospectus dated February 28, 2001 and Prospectus Supplement dated February 28, 2001)
(CUSIP No. 23383FBK0)

$10,000,000,000
DaimlerChrysler North America Holding Corporation
Medium-Term Notes, Series D
Due 9 Months or More From Date of Issue
Unconditionally Guaranteed by DaimlerChrysler AG

Type of Note:	Floating Rate Note
Principal Amount:	$600,000,000
Issue Price:	100%
Calculation Agent:	JPMorgan Chase Bank
Original Issue Date/Settlement Date:	September 26, 2003
Stated Maturity:	September 26, 2005
Initial Interest Rate:	To be determined on September 24, 2003
Specified Currency:	U.S. Dollars
(If other than U.S. Dollars, see attachment hereto)

Option to Receive Payments in Specified Currency: [  ] Yes [x] No
    (Applicable only if Specified Currency is other than U.S. Dollars)

Authorized Denominations:
    (Applicable only if Specified Currency is other than U.S. Dollars)

Base Rate:	[ ] Commercial Paper Rate	[X] LIBOR	[ ] Treasury Rate [ ] CD Rate
	[ ] Federal Funds Rate	[ ] Prime Rate	[ ] Other (see attachment hereto)
	If LIBOR, Designated Page:	[ ] Reuters Page	[X] Telerate Page
	If LIBOR, Index Currency:	U.S. Dollars

Interest Reset Period:	Quarterly

Interest Reset Dates:	Sets two business days before interest pay dates, commencing September 26, 2003

Interest Payment Period:	Quarterly

Interest Payment Dates:	Quarterly on the 26th of December, March, June, and September

Index Maturity:	quarterly

Spread (+/-):	3 month Libor +80 basis points

Spread Multiplier:	n/a

Maximum Interest Rate:	n/a

Minimum Interest Rate:	n/a

Redemption:	[X] The Notes cannot be redeemed prior to maturity, including for reasons of taxation. [ ] The Notes may be redeemed prior to maturity.

Initial Redemption Date: n/a

The Redemption Price shall initially be           % of the principal amount of the Notes to be redeemed and shall decline at each anniversary of the initial Redemption Date by           % of the principal amount to be redeemed until the Redemption Price is 100% of such principal amount.

Repayment:	[X] The Notes cannot be repaid prior to maturity. [ ] The Notes can be repaid prior to maturity at the option of the holder of the Notes.

Optional Repayment Date(s): n/a

Repayment Price: n/a
Payment of additional amounts by Issuer in respect of taxation: [  ] Yes [X] No
Discount Notes: [  ] Yes [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period OID:
Agent’s Discount or Commission: 0.175%
Agent’s Capacity: [X] Agent [  ] Principal
Net proceeds to Company (if sale to Agent as principal): NA

Agent:	[ ]	Banc of America Securities LLC	[ ]	Goldman, Sachs & Co.
	[ ]	Credit Suisse First Boston Corporation	[ ]	J.P. Morgan Securities Inc.
	[X]	Deutsche Bank Securities Inc.	[ ]	Merrill Lynch, Pierce, Fenner & Smith Incorporated
	[X]	ABN AMRO Incorporated	[X]	Citigroup Global Markets Inc.

Additional Terms: n/a

2